FOR IMMEDIATE RELEASE

LCC Contact:

Kenny Young

Senior Vice President and Chief Marketing Officer

kenny_young@lcc.com

+1.703.873.2075

LCC International Announces Fourth Quarter and Full Year 2006 Results

Company’s Transformation Leads To Gross Margins of 26.6%

McLean, VA, March 12, 2007 — LCC International, Inc. (NASDAQ: LCCI), a global leader in wireless voice and data turn-key services, today reported results for the fourth quarter and year ended December 31, 2006.

“We performed exceptionally well in 2006, both from a financial and operational perspective,” said Dean Douglas, president and chief executive officer. “We have been prudent in managing the business – significantly improving gross margin, lowering expenses and, consequently, reducing our operating loss from continuing operations to $1.6 million in the 2006 year from nearly $8 million in 2005.”

“Operationally, we made clear progress on each of our three key strategic goals aimed at reshaping LCC’s business model and accelerating our growth,” continued Douglas. “First, we were successful in expanding our market presence and extending our reach into new technologies associated with broadband-enabled services for end users. During the year we broadened our reach into Western Europe, invested in emerging markets and signed an important new service contract with TerreStar Networks to support the launch of that company’s spectrum clearing services.”

“We’ve also done well focusing on network services and engagements that drive higher margin revenues for LCC,” added Douglas. “To achieve the strong gross margins we reported for the year, we sold our U.S. deployment business and Brazilian operations, transformed our operations in Italy and Spain to consulting and engineering services, and are beginning to engage in high-end consultative services with AWS auction participants. We also made significant progress in the third element of our strategy, which is to develop value-added, tools-based services. We launched TotalView™, a new category of tool based services, beginning with WiView™, a WiMAX based solution. We also entered into a strategic alliance with Zandan, a leader in mobile customer experience management, and initiated an end-user quality of service trial with STC to establish key interactions of tools-based services.”

LCC’s Recent Highlights

•	Announced that all the shares of the Company’s outstanding Class B Common Stock were converted on a one-for-one basis into shares of the Company’s Class A stock. The conversion occurred as a result of the transfer of shares by RF Investors through a donation to The Raj and Neera Singh Charitable Foundation, Inc.

•	Expanded its capabilities and services through a new services offering in spectrum management. This new business segment has already had a significant win with TerreStar Networks Inc., a subsidiary of Motient Corporation (MNCP). Under the terms of the agreement, LCC will manage the spectrum clearing of incumbents in a portion of the 2 GHz MSS band — spectrum that is currently occupied by fixed microwave links.

•	Acquired Belgium-based Detron Corporation BV. This acquisition extended LCC’s global reach with the delivery of services in the Belgium and Luxemburg region. Focused on both wireless and fixed networks, Detron’s offering aligns well with LCC and includes technical consultancy, deployment, performance, operations and maintenance and project management services to both public network and business customers. Detron Belgium is now operating as LCC Belgium.

•	Launched ContentView™, the Company’s new mobile content and end-user Quality of Experience solution as part of LCC’s TotalView™ Service Delivery Platform. ContentView uniquely measures actual consumer experience, providing content providers, operators and handset manufacturers with real insight into end-user performance of mobile content services.

•	Reaffirmed its success in building out LCC’s WiMAX advanced solutions offering through the announcement of two separate service contract wins with a North American WiMAX carrier and a media entertainment company that combined represent an initial value of $2.4 million in 2007.

•	Secured its growth strategy within the EMEA region through the purchase of the equity interests of Wireless Facilities, Inc.’s Europe, Middle East and Africa business.

Business Outlook

“Our plan for 2007 is to continue executing on our strategy to strengthen LCC’s position as a high-end consultancy, engineering, Quality of Service (QoS) and Quality of Experience (QoE) testing and solutions provider on a global basis,” said Douglas. “Just last week, we announced a strategic acquisition that supports this strategy. With the acquisition of WFI’s EMEA business, we expect to increase the leverage of our existing operations to accelerate profitable growth in Europe, the Middle East and Africa. We now have the scale and presence combined with the leadership experience necessary to deliver a broader set of services to more customers.”

2006 Financial Results

For fiscal year 2006, revenues from continuing operations were $130.0 million compared with $145.6 million in 2005. The decline is primarily the result of the Company’s decision to reduce its dependence on lower margin work and focus its sales efforts on higher growth projects. Additionally, a seasonal slowdown in RF engineering activity contributed to the lower 2006 revenues in the fourth quarter as compared to the third quarter.

Gross profit margin for 2006 increased 500 basis points to 26.6% of total revenues compared with 21.6% for 2005 as a result of the Company’s decision to focus on higher margin core engineering and high-end consultancy services around new and emerging technologies.

For the year ended December 31, 2006, the Company posted a net loss of $5.5 million, or $0.22 per basic and diluted share. Net loss for the year was reduced by 56% from the net loss of $12.5 million, or $0.51 per basic and diluted share, reported for 2005.

For 2006, LCC’s loss from discontinued operations was $2.7 million, or a loss of $0.11 per basic and diluted share, compared with a loss of $933,000, or a loss of $0.04 per basic and diluted share, for 2005.

Fourth Quarter 2006 Financial Results

“As we exited the third quarter, and consistent with our growth strategy, it was clear that the increasing activity in the U.S. market place represented significant growth opportunities. In order to capitalize on these opportunities in 2007, and as we mentioned last quarter, we decided to incur additional costs. Accordingly, we recruited a U.S. sales force, provided them with world class sales and marketing resources, began to re-position LCC in the marketplace and began training our RF engineers to serve multiple technologies in order to increase their flexibility and value,” said Mr. Douglas. “We have already begun to see a return on this investment based on the significant growth in our opportunity pipeline and the conversion into backlog, as evidenced by our recent engagements around WiMAX technologies. These activities in conjunction with a greater impact of seasonality on our business and a decision not to go forward with a significant contract due to low margins, contributed to our loss from continuing operations in the fourth quarter. We believe, however, that the sales and marketing activities and re-training of our engineers will result in our ability to capture an even greater share of the growth of the wireless industry in 2007, 2008 and beyond.”

Revenues for the fourth quarter of fiscal 2006 were $28.3 million compared to $39.9 million for the fourth quarter of last year. For the quarter ended December 31, 2006, gross margin from continuing operations was $7.7 million in the fourth quarter of 2006 as compared to $8.4 million in the year-ago quarter. Gross profit margin percent increased 610 basis points to 27.2% of total revenues compared with 21.1% for the same period in 2005.

The Company reported a loss from continuing operations of $1.3 million in the fourth quarter of 2006 compared with a loss from continuing operations of $2.6 million in the comparable 2005 quarter.

LCC reported a net loss in the fourth quarter of 2006 of $2.1 million, or a loss of $0.09 per basic and diluted share, compared with a net loss of $1.9 million, or $0.08 per basic and diluted share, for the fourth quarter of 2005.

LCC’s fourth-quarter 2006 loss from discontinued operations was $804,000, or $0.03 per basic and diluted share, compared with income of $725,000, or $0.03 per basic and diluted share, for the same quarter a year ago.

Additionally, LCC’s fourth quarter 2006 operations were impacted by recording bonus expense of $2.1 million as compared to $900,000 in the 2005 quarter.

As an update, the Company has not yet completed its negotiations with Nokia on the outstanding receivables issues as outlined in our third quarter earnings release. We continue to work towards resolution of these issues, however, at this writing, the ultimate outcome remains uncertain. The company’s position is reflected in the fourth quarter results.

Due to delays in the completion of the Company’s testing procedures and required Sarbanes-Oxley reporting processes, the Company will secure an automatic 15 day extension for filing its annual report, Form 10K.

Conference Call Information:

LCC International, Inc. will hold a conference call and web cast to discuss its fourth-quarter and full-year financial results on Monday, March 12, 2007 at 8:30 a.m. ET. To listen to the call live, U.S. and international callers may dial (866) 770-7120 or (617) 213-8065. To listen to a live broadcast and view the slide presentation for the conference call via the Internet, please visit the Investor Relations section of the Company’s web site, www.lcc.com.

A replay of the call will begin at approximately 11:00 a.m. ET on Monday, March 12 and will continue until Midnight ET on Wednesday, March 14th. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and use the pass code 94673038.

Beginning Monday, March 12, LCC’s fourth-quarter conference call will be available for review on the Company’s web site. To access the call, go to the Audio Archives page that can be found in the Investor Relations section of the LCC web site.

About LCC International, Inc.

LCC International, Inc. is a global leader in voice and data design, deployment and management solutions to the wireless telecommunications industry. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Safe Harbor

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These include statements regarding new market opportunities identified by LCC, LCC’s expected release of product and service offerings, contemplated strategic relationships, expectations of receiving awards of business from current or prospective clients and expectations regarding future profitability. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the development, commercialization or market acceptance of new offerings and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

# # #
LCC INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006		2005
REVENUES	$28,280	$39,878		$129,953	$145,642
COST OF REVENUES (exclusive of depreciation shown separately below)	20,578	31,469		95,374	114,214

GROSS PROFIT	7,702	8,409		34,579	31,428

OPERATING EXPENSES:
Sales and marketing	2,606	1,975		7,931	8,131
General and administrative	7,281	8,128		25,551	27,893
Restructuring charge (recovery)	—	(161)		108	404
Depreciation and amortization	588	741		2,621	2,793

Total operating expenses	10,475	10,683		36,211	39,221

OPERATING LOSS	(2,773)	(2,274)		(1,632)	(7,793)

OTHER INCOME (EXPENSE):
Interest income	7	41		53	114
Interest expense	(288)	(157)		(864)	(315)
Other	462	(235)		1,701	(883)

Total other income (expense)	181	(351)		890	(1,084)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,592)	(2,625)		(742)	(8,877)
PROVISION (BENEFIT) FOR INCOME TAXES	(1,247)	(9)		2,132	2,717

LOSS FROM CONTINUING OPERATIONS	(1,345)	(2,616)		(2,874)	(11,594)

DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations (net of applicable taxes of zero)	(808)	725		(3,515)	(933)
Gain on disposal of discontinued operations (net of applicable taxes of zero)	4	—		863	—

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(804)	725		(2,652)	(933)

NET LOSS	$(2,149)	$(1,891)	$	$(5,526)	$(12,527)

NET LOSS PER SHARE:
Continuing operations
Basic and diluted	$(0.06)	$(0.11)		$(0.11)	$(0.47)

Discontinued operations
Basic and diluted	$(0.03)	$0.03		$(0.11)	$(0.04)

Net Loss per share
Basic and diluted	$(0.09)	$(0.08)		$(0.22)	$(0.51)

WEIGHTED AVERAGE SHARES USED IN CALCULATION OF NET LOSS PER SHARE:
Basic and diluted	24,766	24,426		24,893	24,524

LCC INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(unaudited)

	2006	2005
ASSETS:
Current assets:
Cash and cash equivalents	$6,445	$14,196
Restricted cash	883	1,141
Receivables, net of allowance for doubtful accounts of $200 and $317 at December 31, 2006 and 2005, respectively
Trade accounts receivable	34,647	47,448
Unbilled receivables	24,772	35,791
Due from related parties and affiliates	3	15
Due from disposal of business	8,095	—
Deferred income taxes, net	118	—
Prepaid expenses and other current assets	3,416	2,021
Prepaid tax receivable and prepaid taxes	283	1,195
Assets held for sale	533	—

Total current assets	79,195	101,807
Property and equipment, net	2,783	3,947
Deferred income taxes, net	1,456	1,171
Goodwill	13,783	11,014
Other intangibles, net	407	312
Other assets	832	1,030

	$98,456	$119,281

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Secured borrowing facility	1,038	2,975
Note payable	3,188	—
Accounts payable	14,169	27,876
Accrued expenses	13,677	22,708
Accrued employee compensation and benefits	6,467	5,390
Deferred revenue	172	1,020
Income taxes payable	2,507	2,891
Accrued restructuring current	882	1,072
Other current liabilities	434	310
Liabilities held for sale	263	—

Total current liabilities	42,797	64,242
Accrued restructuring noncurrent	87	492
Other liabilities	531	696

Total liabilities	43,415	65,430

Commitments and contingencies
Shareholders’ equity:
Preferred stock:
10,000 shares authorized; -0- shares issued and outstanding	—	—
Class A common stock; $.01 par value:
70,000 shares authorized; 25,803 shares issued and 25,644 shares outstanding and 20,485 shares issued and 20,326 shares outstanding at December 31, 2006 and 2005, respectively	258	205
Class B common stock; $.01 par value:
20,000 shares authorized; 0 shares and 4,428 shares issued and outstanding at December 31, 2006 and 2005, respectively	—	44
Paid-in capital	113,101	108,902
Accumulated deficit	(60,866)	(55,340)

Subtotal	52,493	53,811
Accumulated other comprehensive income — foreign currency translation adjustments	3,430	922
Treasury stock (159 shares)	(882)	(882)

Total shareholders’ equity	55,041	53,851

	$98,456	$119,281